AMENDMENT NO. 2 TO
                       AMENDED AND RESTATED BYLAWS
                                  OF
                      U.S. BOSTON INVESTMENT COMPANY

     Effective July 23, 2004, the heading and Article 3 of the Amended and Restated Bylaws of U.S. Boston Investment Company dated April 2, 1990 are hereby amended to read as follows:

                                BYLAWS
                                  OF
                       QUANTITATIVE GROUP OF FUNDS

                               ARTICLE 3
                               Officers

     3.1 Enumeration: Qualification. The officers of the Trust shall be a Chairman of the Trustees, a President, a Treasurer, a Clerk, a Chief Compliance Officer and such other officers, if any, as the Trustees from time to time may in their discretion elect. The Trust may also have such agents as the Trustees from time to time may in their discretion appoint. The Chairman of the Trustees shall be a Trustee and may but need not be a shareholder; and any other officer may but not need be a Trustee or a shareholder. Any two or more offices may be held by the same person.

     3.2 Election. The Chairman of the Trustees, the President, the Treasurer, the Clerk and the Chief Compliance Officer shall be elected by the Trustees upon the occurrence of any vacancy in any such office. Other officers, if any, may be elected or appointed by the Trustees at said meeting or at any other time. Vacancies in any office may be filled at any time.

     3.3 Tenure. The Chairman of the Trustees, the President, the Treasurer, the Clerk and the Chief Compliance Officer shall hold office until he or she sooner dies, resigns, is removed or becomes disqualified. Each other officer shall hold office and each agent shall retain authority at the pleasure of the Trustees.

     3.4 Powers. Subject to the other provisions of these Bylaws, each officer shall have, in addition to the duties and powers herein and in the Declaration of Trust set forth, such duties and powers as are commonly incident to the office occupied by him or her as if the Trust were organized as a Massachusetts business corporation and such other duties and powers as the Trustees may from time to time designate.

     3.5 Chairman; President. Unless the Trustees otherwise provide, the Chairman of the Trustees or, if there is none or in the absence of the Chairman, the President shall preside at all meetings of the shareholders and of the Trustees. The President shall be the chief executive officer.

     3.6 Treasurer. The Treasurer shall be the chief financial and accounting officer of the Trust, and shall, subject to the provisions of the Declaration of Trust and to any arrangement made by the Trustees with a custodian, investment adviser or manager, or transfer, shareholder servicing or similar agent, be in charge of the valuable papers, books of account and accounting records of the Trust, and shall have such other duties and powers as may be designated from time to time by the Trustees or by the President.

     3.7 Clerk. The Clerk shall record all proceedings of the shareholders and the Trustees in books to be kept therefor, which books or a copy thereof shall be kept at the principal office of the Trust. In the absence of the Clerk from any meeting of the shareholders or Trustees, an assistant clerk, or if there be none or if he or she is absent, a temporary clerk chosen at such meeting shall record the proceedings thereof in the aforesaid books.

     3.8 Chief Compliance Officer. As provided for by Rule 38a-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), the Board of Trustees: (i) shall designate a Chief Compliance Officer (the "CCO") who shall be in charge of the compliance program of the Trust and shall perform all duties consistent therewith; (ii) shall approve the compensation to be paid to the CCO for the performance of such services and may, in its discretion, determine to pay or reimburse some or all of such compensation of the CCO from the assets of the Trust; and (iii) may, in its discretion, remove the CCO. All of the foregoing actions must be approved by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) acting separately. The CCO shall have such other duties and powers as may be designated from time to time by the Trustees.

     3.9 Resignations and Removals. Any Trustee or officer may resign at any time by written instrument signed by him or her and delivered to the Chairman, the President or the Clerk or to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. The Trustees may remove any officer elected by them with or without cause. Except to the extent expressly provided in a written agreement with the Trust, no Trustee or officer resigning and no officer removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.